Exhibit 99.1

Neurogen Corporation
For Immediate Release	Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
THIRD QUARTER 2006 FINANCIAL RESULTS

Branford, CT, November 3, 2006 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and nine month periods ended September 30, 2006.

Neurogen recognized a net loss for the third quarter of 2006 of $10.9 million, or $0.31 per share on 34.6 million weighted average shares outstanding. This compares to a net loss during the third quarter of 2005 of $9.5 million, or $0.28 per share on 34.3 million weighted average shares outstanding. The Company recognized a net loss for the nine months ended September 30, 2006 of $37.8 million, or $1.09 per share on 34.5 million weighted average shares outstanding, as compared to a net loss of $26.5 million, or $0.77 per share on 34.3 million weighted average shares outstanding for the comparable period of 2005.

The increase in net loss reflects the impact of increased spending in Neurogen’s clinical and preclinical drug development programs. Also impacting results was the adoption on January 1, 2006 of Statement of Financial Accounting Standards 123R, “Share-based Payment” (SFAS 123R), which resulted in a non-cash operating expense of approximately $1.0 million, or an effect of approximately $ 0.03 per share for the third quarter of 2006 and of approximately $3.5 million, or an effect of approximately $0.10 per share, for the nine month period.

Neurogen’s total cash and marketable securities as of September 30, 2006 totaled $79.0 million and as of December 31, 2005 totaled $115.4 million.

William H. Koster, Ph.D, President and CEO said, "As we head into the final quarter of this year, I continue to be pleased with the momentum across our portfolio of programs. Execution of our plan continues with the recently announced Phase II studies in both our wholly-owned insomnia program and in our VR1 collaboration for pain and other indications with our partner Merck. And we continue to make progress in pre-IND testing in our wholly-owned programs for depression and obesity. We are well positioned to keep this momentum going into 2007, when we’ll expect key data from several programs.”

Operating revenue for the third quarter of 2006 increased 6% to $2.1 million from $2.0 million for the third quarter of 2005 and for the nine months ended September 30, 2006 was $7.7 million compared to $5.9 million for the comparable period of 2005. The increase in operating revenue for the quarter and the nine month period is due primarily to revenue from the Company’s collaboration with Merck (NYSE: MRK) to discover and develop VR1-based drugs for pain and other indications.

Research and development expenses for the third quarter of 2006 increased 12% to $11.6 million from $10.4 million in the third quarter of 2005 and for the nine month period increased to $39.2 million from $27.9 million in the comparable period of 2005. The increase in R&D expenses for the quarter and nine month periods is due mainly to increased spending in Neurogen’s proprietary clinical and preclinical drug development programs and to expense related to the adoption of SFAS 123R.

General and administrative expenses for the third quarter of 2006 increased 15% to $2.6 million, compared to $2.3 million for the same period in 2005 and for the nine month period increased to $8.8 million from $7.2 million for the comparable period of 2005. The increase for the quarter and nine month periods is due mainly to increases in patent expenses, and salaries and benefits expenses, including expense related to the adoption of SFAS 123R.

Webcast
The Company will host a conference call and webcast to discuss third quarter results at 10:00 a.m. ET today, November 3, 2006. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 30, 2006. A replay of the call will be available after 1:00 pm ET on November 3, 2006 and accessible through the close of business, November 17, 2006. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 82631233.

About Neurogen Corporation
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws, that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. Neurogen disclaims any intent and does not assume any obligation to update these forward looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

Page 3 of 4: Neurogen Announces Third Quarter 2006 Financial Results, November 3, 2006

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended Sept. 30, 2006	Three Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2005

Operating revenues:
License fees	$1,115	$906	$3,345	$2,719
Research revenues	962	1,050	4,362	3,150
Total operating revenues	2,077	1,956	7,707	5,869

Operating expenses:
Research and development	11,605	10,375	39,237	27,882
General and administrative	2,633	2,290	8,818	7,243
Total operating expenses	14,238	12,665	48,055	35,125
Operating loss	(12,161)	(10,709)	(40,348)	(29,256)
Other income, net	596	769	1,911	2,379

Income tax benefit	670	393	670	393

Net loss	$(10,895)	$(9,547)	$(37,767)	$(26,484)

Basic and diluted loss per share	$(0.31)	$(0.28)	$(1.09)	$(0.77)

Shares used in calculation of loss per share:
Basic and diluted	34,618	34,341	34,534	34,287

*Certain reclassifications have been made to the three and nine month periods ended September 30, 2005 to conform to the 2006 presentation.

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Page 4 of 4: Neurogen Announces Third Quarter 2006 Financial Results, November 3, 2006

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$16,744	$11,241
Marketable securities	62,286	104,119
Total cash and marketable securities	79,030	115,360
Receivables from corporate partners	178	157
Other current assets, net	2,026	2,892
Total current assets	81,234	118,409

Net property, plant and equipment	27,579	28,268
Other assets, net	66	87
Total assets	$108,879	$146,764

Liabilities and Stockholders’ Equity
Current liabilities
Unearned revenue from corporate partners, current portion	4,458	5,158
Other current liabilities	7,538	7,788
Total current liabilities	11,996	12,946

Long term liabilities
Unearned revenue from corporate partners, net of current portion	5,536	8,880
Loans payable, net of current portion	9,342	10,430
Total liabilities	26,874	32,256

Total stockholders’ equity	82,005	114,508
Total liabilities and stockholders’ equity	$108,879	$146,764

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